Exhibit 99.1

Lux Energy Signs Agreement for Participation in Mississippi Tuscaloosa Deep Play

Press Release Source: LUX Energy Corporation On Thursday March 25, 2010, 6:00 am EDT

CALGARY, March 25 /PRNewswire-FirstCall/ - Lux Energy Corp. (OTC BB:LUXE.ob - News), an oil and gas production and exploration company, today announced that it has signed an agreement to participate in a deep well test in the Lower Tuscaloosa "C" structure in Pike County, Mississippi.

The well is targeted to reach approximately 11,000 feet. The geology is an oil bearing reservoir which has proven successful on a similar channel at West Lazy Creek and other fields located a few miles to the Southeast.

"This Pike County lease has had a 3D seismic program completed and the interpretations mirror the West Lazy Creek field," commented Shane Broesky, President of Lux Energy Corp. "The operator has indicated the potential for a possible 10 additional wells on this location."

Historic production statistics from nearby producing leases are in multiple millions of barrels of high gravity crude. These production locations include: West Lazy Creek, Little Creek, Mallalieu, Brookhaven, Smithdale and East Fork. This prolific production record provides a major incentive to explore and develop the similar geology at Pike County.

"The agreement also provides Lux the opportunity to participate in the entire area and offers Lux an additional step-up option," added Broesky.

Lux Energy Corp. is an oil and gas production and exploration company focusing on developing oil and gas resources in North America. Further information and news releases are available at http://www.luxenergycorp.com/.

"Safe Harbor" Statement: This press release may contain certain forward-looking statements within the meaning of Sections 27A & 21E of the amended Securities and Exchange Acts of 1933-34, which are intended to be covered by the safe harbors created thereby. Although Lux Energy Corp believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that these statements included in this press release will prove accurate. This press release includes forward-looking statements concerning the future performance of our business, its operations and its financial performance and condition, and also includes selected operating results presented without the context of accompanying financial results. These forward-looking statements include, among others, statements with respect to our objectives and strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates or intentions. These forward-looking statements are based on our current expectations. We caution that all forward-looking information is inherently uncertain and actual results may differ materially from the assumptions, estimates or expectations reflected or contained in the forward-looking information, and that actual future performance will be affected by a number of factors, including economic conditions, technological change, regulatory change and competitive factors, many of which are beyond our control. Therefore, future events and results may vary significantly from what we currently foresee. We are under no obligation (and we expressly disclaim any such obligation) to update or alter the forward-looking statements whether as a result of new information, future events or otherwise.